                       AGENCY AND INTERCREDITOR AGREEMENT

     This Agency and Intercreditor Agreement ("AGREEMENT") is made by and among Katherine U. Sanders, Don A. Sanders, John E. Drury and William M. DeArman (individually a "NOTEHOLDER" and collectively the "NOTEHOLDERS").

                               R E C I T A L S:

     A. Each of the Noteholders is making a loan to Jalate, Ltd., a California corporation (the "COMPANY"), and will be issued a promissory note (individually a "NOTE" and collectively the "NOTES"). Such Notes are listed on SCHEDULE 1 hereto.

     B. The Company will execute a Security and Pledge Agreement of even date with the Notes ("SECURITY AGREEMENT") pursuant to which the Company will grant to William M. DeArman ("Agent"), as agent for all Noteholders, a security interest in certain collateral as more particularly described in the Security Agreement ("COLLATERAL") as security for the repayment of the Company's obligations under the Notes.

     C. The Noteholders desire to enter into this Agreement to appoint Agent to act on behalf of the Noteholders, and to set forth the Noteholders' agreements respecting enforcement of their rights and remedies under the Notes and the Security Agreement.

          NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

     1.   NOTEHOLDERS' AGENT

          1.1  APPOINTMENT.   Each Noteholder hereby appoints William M.
DeArman as agent to act on behalf of all Noteholders in the enforcement of their rights and remedies under the Notes and to act as the secured party under the Security Agreement.

          1.2 AUTHORITY OF AGENT. Agent shall take such action and do such things from time to time as may be requested by an affirmative vote of the Noteholders in the manner described in Section 3 of this Agreement.

          1.3 RESIGNATION AND REMOVAL OF AGENT. Agent may resign and may be removed, with or without cause, at any time by the Noteholders. Upon the resignation or removal of the Agent, the Noteholders shall appoint a successor agent and the Noteholders shall execute such additional documents as may be reasonably required to reflect and effect such change. Upon such appointment and execution of any documents necessary to effectuate such appointment, the successor agent shall thereafter become the Agent hereunder.

          1.4 EXPENSES. Each Noteholder shall pay its pro rata share (as defined herein) of any out-of-pocket expenses incurred by Agent in connection with any collection efforts related to the indebtedness evidenced by the Notes and the enforcement of rights and remedies under the Security Agreement. Agent may request that the Noteholders advance funds to cover expenses yet to be incurred. Any amounts so advanced by Noteholders shall be returned to them pro rata to the extent such amounts are not expended or are later recovered upon any required sale of the Collateral, from the Company or otherwise.

          1.5 DELEGATION OF DUTIES. Agent may carry out any of its duties hereunder by and through its employees, attorneys or agents, and shall be entitled to reasonably rely upon (and shall be protected in relying upon) advice of counsel concerning all matters pertaining to its duties hereunder.

          1.6 RELIANCE. Agent shall be entitled to reasonably rely on and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, statement or other document believed by it to be genuine.

          1.7 RIGHTS AS NOTEHOLDER. Each Noteholder acknowledges that with respect to any Note held directly or indirectly by Agent (it being acknowledged that the initial Agent, William M. DeArman, holds a Note), Agent shall have the same rights as any other Noteholder and may exercise such rights as though it were not the Agent hereunder.

     2. PRO RATA SHARE. Each Noteholder's pro rata share shall be equal at any time to the outstanding principal balance of that Noteholder's Note divided by the aggregate outstanding principal balance of all of the Notes. Notwithstanding anything to the contrary herein, subject to the rights of Agent to reimbursement of expenses, each Noteholder shall share in the proceeds of the Collateral and any other collections received from the Company in payment of the indebtedness represented by the Notes in accordance with such Noteholder's pro rata share. Each Noteholder shall share collection costs and expenses in accordance with its pro rata share.

     3. DECISION MAKING. The following provisions shall govern voting and decision making by the Noteholders with respect to actions to be taken under this Agreement:

          (a) The following actions shall require the affirmative vote of all of the Noteholders:

               (i) Reductions in the principal amount of or accrued interest on any of the Notes, extensions of the maturity date of the Notes, or any waiver of any default in the payment of any principal amount of the Notes; and

              (ii) Any amendment, modification or termination of this Agreement, and any change in the percentage interest of Noteholders required to consent to the amendment, modification or termination of this Agreement.

          (b) The following actions shall require the affirmative vote of Noteholders holding in excess of 50% of the aggregate outstanding principal balance of the Notes:

               (i) Agent's obligation to exercise the rights described in the Notes and the Security Agreement and any other agreements or documents now or hereafter executed to secure the Notes;

              (ii) Waiver of any default or any event of default, except a default in the payment of any principal amount of the Notes when due;

             (iii) Removal of Agent and the appointment of a successor agent; and

              (iv) Other actions relating to the Notes or the Security Agreement not specifically set forth in this Section 3.

          (c) In the event a Noteholder determines that a vote of Noteholders is necessary, the Noteholder may request a vote and give each Noteholder two business days' written notice, if practicable, or notice by telephone if written notice is not practicable, which notice shall set forth the issue to be decided and shall set forth the time for response or vote and the place and method of such vote. Notice shall be deemed given when actually received. Any Noteholder not responding within the time limit shall be registered as voting no. The vote shall be conducted by Agent and may be by meeting, telephone conference call or by individual polling of the voters. Agent shall notify each Noteholder of the results of the vote and proceed to act as required by the vote.

     4. LIMITATION OF LIABILITY. Agent shall not be liable for any action taken or omitted to be taken by it in accordance with this Agreement if it acted or failed to act in good faith and reasonably believed it was acting or withholding action within the discretion or power conferred by this Agreement, nor shall it be responsible for the consequences of any error in judgment. Except as provided herein, Agent shall be under no duty to enforce any rights with respect to the Notes, the Security Agreement or the Collateral covered thereby. Agent shall not be compelled to do any act hereunder or to take any action towards the execution or enforcement of the powers hereby created or to prosecute or defend any suit hereunder unless indemnified to its reasonable satisfaction against loss, cost, liability and expense. Agent shall not be responsible in any manner to any of the Noteholders for the effectiveness, enforceability, genuineness, validity or due execution of any of the Notes, the Security Agreement, or any other documents evidencing the obligations of the Company under the Notes or securing same, or for any representation, warranty, document, certificate, report or statement made in or furnished under or in connection with any of the foregoing documents, or be under any obligation to any of the Noteholders to ascertain or to inquire as to the Company's performance or observation of any of the terms, covenants or conditions of the Notes or Security Agreement. The Noteholders agree to indemnify Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by it in any way relating to or arising out of any document pertaining to the Notes or any action taken or omitted by it under such documents, except to the extent the same results from the gross negligence or willful misconduct of Agent.

     5. PARITY OF THE NOTEHOLDERS. Each Noteholder acknowledges and agrees that all liabilities owed to the Noteholder by the Company arising under that Noteholder's Note shall be PARI PASSU with the liabilities owed to all other Noteholders arising under their Notes.

     6. NOTEHOLDER CREDIT DECISION. Each Noteholder acknowledges that it has, independently and without reliance on Agent or any other Noteholder and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to make a loan to the Company and to enter into this Agreement.

     7. BENEFITS OF AGREEMENT. None of the provisions of this Agreement shall inure to the benefit of the Company or any person other than the Noteholders. Neither the Company nor any other person shall be entitled to rely upon or to raise as a defense in any manner whatsoever based on the failure of any Noteholder to comply with this Agreement.

     8. NO PARTNERSHIP. Neither the execution of this Agreement nor any agreement related to the Collateral securing the Notes is intended to be or to create, and the foregoing shall not be construed to be, a partnership, joint venture or other joint enterprise among the Noteholders or any of them, or as between the Noteholders and Agent.

     9. CONTROLLING AGREEMENT; COUNTERPARTS. In the event of any conflict between the terms of the Notes, the Security Agreement, and this Agreement relating to the relationships among Noteholders and as between the Noteholders and Agent, this Agreement shall control. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall constitute one agreement.

     10. SURVIVAL OF AGREEMENTS. This Agreement shall remain in full force and effect until payment in full of the Notes and any other obligations secured under the Security Agreement.

     11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas, and each party to the extent it may lawfully do so hereby consents to service of process and to be sued in the State of Texas and in the United States District Court for the Southern District of Texas, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of this Agreement, or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts.

                         "NOTEHOLDERS":

                         /s/ Katherine U. Sanders
                         ----------------------------------------
                         KATHERINE U. SANDERS

                         Date: January 27, 1998

                         /s/ Don A. Sanders
                         ----------------------------------------
                         DON A. SANDERS

                         Date: January 27, 1998

                         /s/ John E. Drury
                         ----------------------------------------
                         JOHN E. DRURY

                         Date: January 27, 1998

                         /s/ William M. DeArman
                         ----------------------------------------
                         WILLIAM M. DeARMAN

                         Date: January 27, 1998

                                  SCHEDULE 1

                              NOTES AND HOLDERS

               Holder             Note Amount   Percentage
               ------             -----------   ----------
          Don A. Sanders           $237,500         25%
          Katherine U. Sanders     $142,500         15%
          John E. Drury            $ 95,000         10%
          William M. DeArman       $475,000         50%
                                   --------        ----

          TOTAL                    $950,000        100%
                                   --------        ----